Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:

Jim Hartman

Medamicus, Inc.
(763) 577-2212

EVC Group
Douglas Sherk
(415) 896-6820

January 22, 2004

MEDAMICUS ANNOUNCES PRELIMINARY FOURTH QUARTER REVENUE RESULTS

Fourth Quarter Sales Increase 41 Percent Over 2002

Revenue for Recently Acquired BIOMEC Cardiovascular Establishes First Contingent Payment

Company to Record One-Time Fourth Quarter Write-off of $2.7 million

PLYMOUTH, MN—Medamicus, Inc. (Nasdaq: MEDM) today announced preliminary revenue results for the fourth quarter ended December 31, 2003.  Revenue for the period is expected to be approximately $6.5 million compared to $4.6 million in the fourth quarter of 2002, a 41 percent increase.  The fourth quarter includes revenue from BIOMEC Cardiovascular, Inc. (“BCI”) starting October 24, 2003 when the acquisition was finalized.  Medamicus will release final results for the fourth quarter and full year ended December 31, 2003, and provide its outlook for 2004, on February 18, 2004.

“Our fourth quarter revenue performance begins to demonstrate the growth potential of our company,” said James D. Hartman, Chairman and CEO.  “The BCI group made a very strong contribution to our fourth quarter results.    BCI’s momentum combined with planned new product releases for the Medamicus group provides us with optimism about our prospects for continued growth as 2004 progresses.”

Medamicus today also provided additional details on the BCI asset acquisition.  Within the next week, the Company will pay approximately $900,000 to BIOMEC, Inc., the former owner of BCI, to account for the difference in working capital between agreed upon baseline amounts and actual amounts on the date of closing, as required by the Asset Purchase Agreement.  This payment will be accounted for as additional purchase price.

BCI sales for all of fiscal 2003 were approximately $10.5 million, compared to $4.2 million in 2002, a 150 percent increase. Based on the full year sales performance of BCI, the first contingent payment due March 31, 2004 will be approximately $3.0 million. This payment must consist of at least 40% in cash and 40% in Medamicus common stock, with the remainder paid in either cash or stock at Medamicus’ discretion.  A final contingent payment will be due March 31, 2005, based upon the 2004 proprietary product revenue performance of BCI.

Medamicus has engaged the firm of Marshall & Stevens Incorporated to conduct an independent determination of the allocation of the purchase price of BCI to the various assets acquired.  Based on the preliminary results of their review, $5.4 million of the purchase price will be allocated to identifiable intangible assets such as core technology, patents and customer relationships.  These assets will be assigned useful lives ranging from six to twelve years and will result in annual amortization over these periods of approximately $600,000.  This annual amortization is $100,000 higher than the Company’s preliminary estimate of $500,000, contained in the pro forma financial presentation in the September 12, 2003 Prospectus mailed to shareholders in connection with the October 21, 2003 shareholders’ meetings.  The preliminary results of the purchase price allocation are subject to change based on the final report of Marshall & Stevens.

Marshall & Stevens has also preliminarily determined that approximately $2.7 million of the purchase price should be allocated to research and development projects.  As allowed under generally accepted accounting policies, Medamicus intends to expense these costs in its fourth quarter of 2003.  The remainder of the purchase price, other than the portion related to receivables, inventory and fixed assets, will be categorized as goodwill and will remain as an asset of the

Company unless it is determined in the future that its value has been impaired.  The future contingent payments due to BIOMEC, Inc. on March 31, 2004 and 2005, will also be accounted for as goodwill.

As a result of the one-time $2.7 million research and development expense, Medamicus expects to report a loss for the fourth quarter and possibly for the year.  This write-off will not affect the Company’s cash flow.  Excluding the write-off, Medamicus expects to be profitable for the fourth quarter.

Earlier this week, Medamicus announced that it will change its name to Enpath Medical, Inc. effective February 2, 2004 and that its Nasdaq symbol will change to NPTH effective the same date.

Medamicus, Inc., soon to become Enpath Medical, Inc., is based in Plymouth, Minnesota and is a medical products company.  Its Delivery Systems Division is engaged in the design, development, manufacture and marketing of percutaneous delivery systems.  Its products include venous vessel introducers, safety needles and other disposable delivery products for use in the implantation of pacemakers, defibrillators, catheters and infusion ports sold through relationships with leading medical device companies.

The Lead Technologies Division (formerly Biomec Cardiovascular) is a developer and manufacturer of implantable stimulation leads, lead delivery systems, and lead accessories for cardiac rhythm management, neuromodulation, and hearing restoration markets.  Its products are also sold through relationships with leading medical device companies.

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein.  All forward-looking statements involve risks and uncertainties.  A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002, as well as in our quarterly reports on Form 10-Q and in our Proxy Statement/Prospectus dated September 12, 2003.  Among the factors that could cause results to differ materially are the following: the ability of Medamicus to successfully integrate the BCI operation; Medamicus’ dependence upon a limited number of key customers for its revenue; Medamicus’ dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of Medamicus to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of Medamicus and these customers to achieve market acceptance of the safety needle; Medamicus’ ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; Medamicus’ ability to develop or acquire new products to increase its revenues; Medamicus’ ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and Medamicus’ ability to raise capital.  All forward-looking statements of Medamicus, whether written or oral, and whether made by or on behalf of Medamicus, are expressly qualified by these cautionary statements.  In addition, Medamicus disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.